EXHIBIT 99.3

Cerence Inc.

Second Quarter FY2024 Financial Results Conference Call

Prepared Remarks of Stefan Ortmanns, Chief Executive Officer and

Dan Tempesta, Chief Financial Officer

May 9, 2024

8:30 A.M. Eastern

INTRO

RICH YERGANIAN

Welcome to Cerence’s second quarter of fiscal year 2024 conference call.

Slide #2 SAFE HARBOR

Before we begin, I would like to remind you that this call may involve certain forward-looking statements. Any statements that are not statements of historical fact, including statements related to our expectations, estimates, assumptions, beliefs, outlook, strategy, goals, objectives, targets and plans, should be considered to be forward-looking statements. Cerence makes no representations to update those statements after today. These statements are subject to risks and uncertainties, which may cause actual results to differ materially from such statements, as described in our SEC filings, including the Form 8-K with the press release preceding today’s call, our Form 10-K filed on November 29, 2023, and our most recent Form 10-Q.

In addition, the company may refer to certain non-GAAP measures, key performance indicators and pro forma financial information during this call. Please refer to today’s press release for further details of the definitions, limitations and uses of those measures, and reconciliations of non-GAAP measures to the closest GAAP equivalent. The press release is available in the IR section of our website.

Joining me on today’s call are Stefan Ortmanns, CEO of Cerence and Dan Tempesta, CFO of Cerence. As a reminder, the only authorized spokespeople for the company are Stefan, Dan and me.

©2021 Cerence. All rights reserved

Before handing the call over to Stefan, I would like to mention that we will be presenting at the Craig Hallum Investor Conference on May 29, the Baird Global, Consumer, Technology & Services conference on June 6 and the Wells Fargo Industrials conference on June 12.

Now onto the call. Stefan …

Stefan Ortmanns:

Slide #3: Q2 Results and Outlook

Thank you, Rich. Welcome everyone and thank you for joining us to discuss Cerence’s second quarter results and the outlook for the balance of the fiscal year. While Q2 delivered results better than planned due to OEM-related adjustments, the outlook for the full year has weakened since we last spoke. Over the next few minutes, I’ll update you on how we see the remainder of the fiscal year progressing, provide some comments on the multi-year plan we communicated last November and then provide an update on the positive progress we have seen with our AI product strategy since CES.

While second quarter revenue was above the high end of the range, we are bringing down the full year revenue guidance by $40M at the midpoint, which represents an approximately 11% reduction in revenue. There are two primary reasons for bringing down the full year guidance.

First, after receiving Q1 royalty reports and noticing some downward trends, we commenced a deep, account-by-account review of our backlog, which concluded in April. As a result of that review, we determined that some customers’ production expectations are not materializing as expected or as reflected in our forecasts.

Second, to a lesser extent, our business in the adjacent and IoT markets is developing slower than anticipated, so we have reduced their expected revenue contribution accordingly.

In addition, we believe that we are being affected by a slowdown in auto production and delays in production starts with respect to some of our customers. The increasing complexity of software in automobiles has created substantial challenges for some of the OEMs, leading to delays before systems are qualified for a new program to launch. These delays have a compounding effect, as the benefits from the higher price per unit associated with newer programs are not being realized as expected, and it is taking longer for these programs to reach high volume.

We are certainly disappointed in lowering guidance for the full year. As of our last earnings call, we believed that we had a path to deliver on our original guidance, but unfortunately the business is not materializing as expected.

Also included in our second quarter results is a Goodwill impairment charge of approximately $252 million. The combination of the decline in our stock price and the lower fiscal year 24 outlook led us to a goodwill assessment, resulting in an impairment charge. While this has an impact on our reported GAAP results, it is a non-cash event and does not affect the ongoing operating results of the company.

Moving forward, we are focused on transforming the company to be in a position to deliver on our generative AI and large language model product roadmap and deliver improved financial results. We understand that our cost structure is not properly aligned with our near-term revenue outlook, and we will be taking action to address this, while also making sure we have the right level of talent to drive the success of our next gen AI platform currently in development. Our expectations are that the expense benefit from these activities will begin to accrue in FY25, and we will update you on next quarter’s call.

That said, the current dynamics in our industry create an environment in which it has become very difficult to forecast business levels beyond the next year with a high degree of confidence. As such, we are withdrawing the multi-year plan provided to you last November.

While the vast majority of our revenue in the next one to two years is expected to come from our backlog, it still depends on actual production levels and on platforms starting production relatively close to their forecasted date. We are working closely with our customers to get better alignment on these expectations, but in many cases, it can still be a moving target.

We do want to offer some insight into fiscal 2025. While we are not prepared to provide guidance, Dan will review a brief framework on certain aspects of FY 2025 revenue, and we will provide full guidance during our Q4 earnings call in November.

Current business conditions aside, we are motivated by and excited about our generative AI product roadmap and the reception these products have received from OEMs. Because these products are cloud-centric, their revenue contribution will take time to build, as connected services is first booked into deferred revenue and then amortized into revenue over the subscription period. This means, in the short term, any success of our new products will be insufficient to make up for the expected revenue shortfall resulting from the factors I outlined earlier in the call.

Slide 4: Cerence AI Roadmap Key to Future Growth

I would like to give you a bit more detail about our long-term growth opportunities related to our product roadmap and our recent progress. As previously discussed, we are taking a multi-layered approach to leveraging the latest in generative AI and large language model technology – innovation that we believe will be critical to our future success. We’ve made solid progress in validating that our products and roadmap resonate with our customers, including signing six contracts for our generative AI products since CES, with the first customer going into production next month. Importantly, because these solutions can be delivered via the cloud, they can be implemented into both new production vehicles as well as cars already on the road.

Beyond our current product set, we are in proof of concept with three major global automakers to advance our future AI computing platform, a single conversational interface that combines voice and touch and is being built to work seamlessly across applications. This new platform will complete tasks based on users’ preferences and situational context and provide proactive and predictive tips and suggestions for action.

This progress gives us conviction and validation that our products and services will remain highly relevant for our customers. As we continue to chart the course ahead, we believe that our exclusive dataset and deep relationships with our customers will continue to be true differentiators for Cerence.

Slide #5: 2H FY24 Objectives

As we progress through the second half of the fiscal year, we have prioritized several objectives in order to strengthen our position in our core automotive business.

First, balance our cost structure in accordance with our current levels of business, while still ensuring we can successfully deliver on our Gen AI roadmap and customer commitments.

Second, release several gen AI solutions into production with end user satisfaction.

And third, convert the deals currently in the pipeline, including some win-back opportunities.

Before I turn the call over to Dan Tempesta, our new CFO, I’d like to take a moment to introduce him: Dan joined us in mid-March and was previously CFO of Nuance. As such, he is very familiar and experienced with the auto business and our solutions. With Dan’s track record of leadership and experience in the space, we are happy to have Dan on board at this important moment in Cerence’s journey.

I’d also like to take this opportunity to thank Tom Beaudoin for his contributions and partnership during his tenure as Cerence’s CFO and look forward to his continuing support as a Cerence board member.

With that, I’d like to hand the call over to Dan to review our Q2 results in detail and share more about our guidance for Q3 and the full fiscal year.

Dan….

CFO SECTION:

Dan Tempesta:

SLIDE #6: Intro Slide

Thank you, Stefan. Before I begin, let me just say to our shareholders, that while this is clearly a challenging quarter to come on board, I am optimistic about the roadmap and new products that Stefan discussed. Also, I look forward to meeting with many of you during the several investor conferences and NDRs we have in the coming weeks.

SLIDE #7: Cerence Q2 Results

Turning to our results. Q2 revenue of $67.8 million dollars was above the high end of our guidance, mainly due to an unplanned fixed license of approximately $5 million dollars. This license was directly related to a settlement of an obligation created by a large customer’s over-reporting of royalties, discussed and reported on last quarter’s conference call. In addition, our Connected Services revenue line also benefitted from an unplanned OEM under-reporting true-up of approximately $2.6 million dollars. Excluding these unplanned items, revenue would have landed within the lower end of our Q2 guidance range.

Our Adjusted EBITDA for the quarter was negative $300 thousand million dollars and benefited from higher than expected revenue in the quarter. Our Q2 profitability was negatively impacted by approximately $6 million dollars, related to the write-off of a long-term unbilled contract asset associated with one of our non-automotive customers that declared bankruptcy during the quarter.

Our cash flow from operations was $1.0 million dollars and our balance sheet had total cash and marketable securities of approximately $115 million dollars.

As Stefan mentioned a few minutes ago, our GAAP results were also negatively affected by a $252 million dollar goodwill impairment. This is a non-cash impairment charge that only affects our GAAP results.

Slide #8: Detailed Revenue Breakdown

Turning to our detailed revenue breakdown...

Variable license revenue was $25.1 million dollars, down 4% percent from the same quarter last year, and up 21% sequentially quarter-over-quarter.

Fixed license revenue came in at $10.4 million dollars for the quarter, $5 million dollars higher than originally expected due to the unplanned fixed license previously mentioned. Looking forward, we expect $20 million dollars of fixed licenses in the third quarter. This will bring our fiscal 2024 fixed license total to approximately $30 million dollars, including the unplanned $5 million dollars settlement, which is above our initial expectations of $20 million dollars.

Connected services revenue, excluding the Legacy contract, was $13.6 million dollars and as discussed earlier, benefited from the $2.6 million dollar true-up for under reporting by a customer, resulting in 30% growth from the same quarter last year, and up 33% from the prior quarter. Excluding the true-up, connected services revenue was approximately $11 million dollars, up 8% compared to the prior quarter. Excluding the impacts of Legacy and the true-up, we expect only a modest ramp in connected services revenue in the second half of 2024 compared to the first half.

Our professional services revenue was flat year-over-year, and down 10 percent quarter-over-quarter. As a reminder, while professional services is an enabler of both license and connected services revenue growth, we expect professional services revenue to remain generally flat.

Slide #9: Variable License Revenue & Operational Metrics

Going a bit deeper into our Variable License Revenue, we have adjusted this schedule. First, we’ve added a row to highlight the periodic adjustments that can occur with OEM reporting. While there are always small adjustments that can occur in the ordinary course, our intention is to include within this line individual OEM-related adjustments that are greater than $2 million dollars in any given quarter. This will allow us to highlight items that are impacting the variable license trends. Second, we have updated the format to show at the bottom of the page the operational metrics that we have discussed and presented in the past.

As previously mentioned, Variable License this quarter was $25.1 million dollars.

Looking at our operational metrics, consumption of our previous fixed license contracts totaled $14.5 million dollars this quarter, a reduction of 14% compared to the same quarter last year, and in line with our expectations. As a reminder, because we have been managing-down the annual value of fixed contracts, over time, this will result in a smaller consumption of royalties associated with past fixed contracts. As consumption levels decline, we expect that should correspondingly result in variable license growth in future periods, as royalties will accrue directly into the revenue line as production occurs. We continue to expect to normalize our consumption run-rate by the end of fiscal year 2026, at which time any new fixed contracts should roughly align to the level of consumption during the year.

Our Pro Forma royalties were $39.6 million dollars, and show a recent declining trend.

Slide #10: Q2:24 KPI Performance

As we review our Key Performance Indicators this quarter, our penetration of global auto production for the trailing twelve months remained steady at 54%. We shipped 11.7 million cars with Cerence technology in the quarter, down 6% year-over-year, while IHS production for the same period declined 1%.

Cars produced that use our connected services increased 23% on a trailing twelve-month basis, compared to the same metric a year ago, as some programs that were previously delayed went into production.

Total adjusted billings increased 9% in the second quarter compared to the previous year.

Turning to our 5-Year Backlog metric, we are making an approximately $200 million dollars reduction to our 5-year backlog, which brings that figure to approximately $1.0 billion dollars.

Slide #11: Fiscal Q3 and FY24 Revision

Incorporating the impacts just discussed, we are guiding our third quarter revenue to be between $66 and $72 million dollars, which includes the $20 million dollar fixed license previously mentioned. For the full fiscal year, we expect revenue to be between $318 and $332 million dollars.

Excluding the impact of any restructuring activities that we may incur as we consider cost reductions, we expect fiscal year 2024 cash flow from operations to be in the range of $5 to $15 million dollars.

Slide #12: FY24 Revenue Excluding Legacy

Before I provide our thoughts on fiscal 2025, since the legacy Toyota contract is now behind us, I think it is important to discuss the 2024 Revenues excluding the impacts from those services. We believe this view provides the new run-rate revenue profile for the Company. If you take the midpoint of our current fiscal year 24 revenue guidance I just discussed on the previous page of $325 million dollars, and exclude approximately $87 million dollars of legacy related revenue recognized in Q1, the adjusted revenue of the company for fiscal year 24 is approximately $238 million dollars.

We consider this new estimated run-rate revenue relevant for both assessing our cost model as well as planning our business activities going forward.

Slide #13: Fiscal Year 2025 Framework

As we exit the first half of fiscal 2024, with this new adjusted view of the run-rate of our expected revenues, I do want to take a minute to look forward. While I am not prepared to provide 2025 or mid-term guidance at this time, I can provide a framework for how to begin thinking about fiscal year 25 revenue. If you assume flat OEM production and flat pricing mix, similar to what is incorporated in our latest 24 guidance, we would expect significantly less fixed license consumption in fiscal 25 compared to fiscal year 24, as our past commitments continue to wind down. In addition, if you assume $20 million dollars in new Fixed Licenses in fiscal year 25, and very modest growth in run rate connected services, it would be reasonable to anticipate mid-single digit growth off of the new estimated run-rate revenue of $238 million dollars.

For some additional color on the sensitivity of this view, those growth rates could be lower or higher depending on global auto production changes, date shifts in the introduction of new platforms, and pricing and mix shifts. Again, this does not represent guidance but rather is a framework for how to think about fiscal 2025 revenue. Also, this framework is subject to change based on a number of industry and customer related factors.

With regards to our business in the adjacent markets, as previously mentioned by Stefan, they are developing slower than anticipated. Although we do believe there is an opportunity for revenue growth in these markets over the mid-term, we are not expecting a meaningful uplift in revenue contribution in fiscal 2025.

Wrapping up my comments, I’d like to leave you with a few key thoughts.

We believe that Generative AI and LLM technologies are critical to our future product roadmaps, and we plan to ensure that our resources are focused to invest in these technologies and related product offerings.

Additionally, we believe that our position in the industry, our long-standing relationships with our customers, and our initial successes with our recently announced Gen AI products provide us with a solid foundation to reinvigorate growth in the future. And finally, given the current financial headwinds, we plan to take cost actions in the near term that will position us to deliver stronger profit margins and stronger cash flows.

That concludes our prepared remarks, and we will now open the call up for questions.

Forward Looking Statements

Statements in this document regarding: Cerence’s future performance, results and financial condition; expected growth and profitability; outlook; strategy; opportunities; business, industry and market trends; strategy regarding fixed contracts and its impact on financial results; backlog; revenue visibility; revenue timing and mix; demand for Cerence products; innovation and new product offerings, including AI technology; expected benefits of technology partnerships; cost efficiency initiatives; and management’s future expectations, estimates, assumptions, beliefs, goals, objectives, targets, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “projects,” “forecasts,” “expects,” “intends,” “continues,” “will.” “may,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risk, uncertainties and other factors, which may cause actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements including but not limited to: the highly competitive and rapidly changing market in which we operate; adverse conditions in the automotive industry, the related supply chain and semiconductor shortage, or the global economy more generally; automotive production delays; changes in customer forecasts; the impacts of the COVID-19 pandemic on our and our customers’ businesses; the impact of the war in Ukraine, conflict between Israel and Hamas and attacks on commercial ships in the Red Sea by the Houthi groups on our and our customers’ businesses; our ability to control and successfully manage our expenses and cash position; escalating pricing pressures from our customers; the impact on our business of the transition to a lower level of fixed contracts, including the failure to achieve such a transition; our failure to win, renew or implement service contracts; the cancellation or postponement of existing contracts; the loss of business from any of our largest customers; effects of customer defaults; our inability to successfully introduce new products, applications and services; our strategies to increase cloud offerings and deploy generative AI and large language models (LLMs); the inability to expand into adjacent markets; the inability to recruit and retain qualified personnel; disruptions arising from transitions in management personnel; cybersecurity and data privacy incidents; fluctuating currency rates and interest rates; inflation; and the other factors discussed in our most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Cerence disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.